Exhibit 99.2

PRESS RELEASE

Oceaneering Announces Cash Tender Offer for Any and All of its Outstanding 4.650% Senior Notes due 2024

HOUSTON, September 20, 2023 — Oceaneering International, Inc. (“Oceaneering”) (NYSE: OII) announced today that it has commenced a cash tender offer to purchase any and all of its outstanding 4.650% Senior Notes due 2024 (the “Notes”) for the consideration described below.

Title of Security	CUSIP Number/ISIN	Principal Amount Outstanding	Purchase Price*
4.650% Senior Notes due 2024	675232 AA0 / US675232AA07	$400,000,000	$1,000.00

*

Per $1,000 principal amount of Notes. The consideration per $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the tender offer shall be the purchase price set forth in the table above, plus accrued and unpaid interest from the last applicable interest payment date to, but not including, the Settlement Date (as defined below).

The tender offer will expire at 5:00 p.m., New York City time, on September 26, 2023, unless extended or earlier terminated (the “Expiration Time”). Holders who have validly tendered their Notes may withdraw such Notes at any time (i) at or prior to the earlier of (x) the Expiration Time and (y) in the event the tender offer is extended, the tenth business day after the date hereof, and (ii) after the 60th business day after the date hereof if for any reason the tender offer has not been consummated within 60 business days of the date hereof. The delivery of Notes tendered by guaranteed delivery procedures must be made no later than 5:00 p.m., New York City time, on September 28, 2023. Oceaneering expects to pay the consideration for Notes validly tendered and not validly withdrawn at or prior to the Expiration Time and accepted for purchase by it or tendered and delivered through the guaranteed delivery procedures on October 2, 2023, the fourth business day following the Expiration Time (the “Settlement Date”). The tender offer is conditioned upon the satisfaction or waiver of certain conditions, including Oceaneering’s completion of one or more debt financing transactions on terms satisfactory to it. The tender offer is not conditioned upon any minimum amount of Notes being tendered.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase dated September 20, 2023 (the “Offer to Purchase”) and in the related Notice of Guaranteed Delivery, along with any amendments and supplements thereto, which holders are urged to read carefully before making any decision with respect to the tender offer. Oceaneering has retained J.P. Morgan Securities LLC as dealer manager (the “Dealer Manager”) in connection with the tender offer. Copies of the Offer to Purchase and the related Notice of Guaranteed Delivery may be obtained from Global Bondholder Services Corporation, the Depositary and Information Agent for the tender offer, by phone at (212) 430-3774 (banks and brokers) or (855) 654-2014 (toll-free), by email at contact@gbsc-usa.com or online at https://www.gbsc-usa.com/oii/.

Oceaneering International, Inc.

5875 N. Sam Houston Pkwy W, Suite 400 | Houston, Texas 77086 USA | Tel +1 (713) 329-4500

Questions regarding the tender offer may also be directed to the Dealer Manager at +1 (866) 834-4666 (toll free) or +1 (212) 834-3554 (collect).

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offer is being made only by, and pursuant to the terms of, the Offer to Purchase and the related Notice of Guaranteed Delivery. The tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the laws require the tender offer to be made on Oceaneering’s behalf by a licensed broker or dealer and the Dealer Manager or one of the Dealer Manager’s affiliates is such a licensed broker or dealer in any such jurisdiction, the tender offer will be deemed to be made by the Dealer Manager or affiliate, as the case may be, on behalf of Oceaneering. None of Oceaneering, the Depositary and Information Agent or the Dealer Manager, or any of their affiliates, makes any recommendation as to whether holders should tender or refrain from tendering all or any portion of their Notes in response to the tender offer. This press release is neither an offer to sell nor a solicitation of an offer to buy any securities or other financial instrument that constitute financing for the tender offer.

This release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. More specifically, the forward-looking statements in this press release include the statements concerning the expected timing for expiration and settlement of the tender offer, the conditions to the tender offer and other matters relating to the tender offer and any debt financing transactions. The forward-looking statements included in this release are based on Oceaneering’s current expectations and are subject to certain risks, assumptions, trends, and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. For a more complete discussion of these risk factors, please see Oceaneering’s latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements. Except to the extent required by applicable law, Oceaneering undertakes no obligation to update or revise any forward-looking statement.

Oceaneering is a global technology company delivering engineered services and products and robotic solutions to the offshore energy, defense, aerospace, manufacturing, and entertainment industries.

Contact:

Mark Peterson

Vice President, Corporate Development and Investor Relations

Oceaneering International, Inc.

713-329-4507

investorrelations@oceaneering.com

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